                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 13, 1999

                          RACING CHAMPIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
            --------------------------------------------------------
                 (State or other jurisdiction or incorporation)

           0-22635                                          36-4088307
  ----------------------------                   -------------------------------
    (Commission File Number)                      (I.R.S. Employer I.D. Number)


                 800 Roosevelt Road
                Building C, Suite 320
                Glen Ellyn, Illinois                             60137
  -----------------------------------------------       ------------------------
     (Address of Principal Executive Offices)                  (Zip Code)

                                  630-790-3507
        -----------------------------------------------------------------
              (Registrant's telephone number; including area code)

Item 7.  Financial Statements and Exhibits.

         The following financial statements are filed herewith.

         (a) Financial statements of business acquired. Combined Financial Statements of the Ertl Group:

             Report of Independent Auditors

             Combined Balance Sheets as of September 30, 1998 and 1997

             Combined Statements of Operations for the years ended September 30, 1998, 1997 and 1996

             Combined Statements of Changes in Invested Capital for the years ended September 30, 1998, 1997 and 1996

             Combined Statements of Cash Flows for the years ended September 30, 1998, 1997 and 1996

             Notes to Combined Financial Statements

         (b) Pro Forma financial information.

             Pro Forma Combined Statement of Operations for the year ended December 31, 1998

             Pro Forma Combined Statement of Operations for the three months ended March 31, 1999

             Pro Forma Balance Sheet as of March 31, 1999

          Exhibits

          The following exhibit is filed herewith:

             Exhibit 23.1 - Consents of Ernst & Young LLP

                          Combined Financial Statements

                                 The Ertl, Group

                  Years ended September 30, 1998, 1997 and 1996
                       with Report of Independent Auditors

                                 The Ertl Group

                          Combined Financial Statements

                  Years ended September 30, 1998, 1997 and 1996




                                    Contents

Report of Independent Auditors .....................................................................5

Audited Financial Statements

Combined Balance Sheets.............................................................................6
Combined Statements of Operations...................................................................7
Combined Statements of Changes in Invested Capital..................................................8
Combined Statements of Cash Flows...................................................................9
Notes to Combined Financial Statements..............................................................10

                         Report of Independent Auditors




The Board of Directors
The Ertl Group

We have audited the accompanying combined balance sheets of The Ertl Group as of September 30, 1998, 1997 and 1996, and the related combined statements of operations, changes in invested capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Ertl Group at September 30, 1998, 1997 and 1996, and the combined results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




October 28, 1998

                                                              ERNST & YOUNG LLP

                                 The Ertl Group
                             Combined Balance Sheets


                                                                   September 30
                                                           1998         1997         1996
                                                        ---------    ---------    ---------
                                                                   (In thousands)
Assets
Current assets:
  Cash                                                  $     571    $   2,407    $     914
  Trade receivables, net                                   43,038       49,944       47,992
  Inventories, net                                         50,168       57,252       46,077
  Deferred income taxes                                     6,283        3,954        4,764
  Other current assets                                      4,081        3,169        2,908
                                                        ---------    ---------    ---------
Total current assets                                      104,141      116,726      102,655

Property, plant and equipment, net                         29,871       36,145       37,889

Other assets                                                1,958        3,585        1,918
Goodwill, net                                              45,908       47,744       44,445
                                                        ---------    ---------    ---------
                                                           47,866       51,329       46,363
                                                        ---------    ---------    ---------
                                                        $ 181,878    $ 204,200    $ 186,907
                                                        =========    =========    =========

Liabilities and invested capital
Current liabilities:
  Trade accounts payable                                $  16,977    $  17,829    $  14,646
  Accrued expenses and other liabilities                   13,012       18,448       10,322
  Foreign income taxes payable                                481        1,751        1,069
                                                        ---------    ---------    ---------
Total current liabilities                                  30,470       38,028       26,037

Deferred income taxes                                       3,203        4,197        4,353
Other liabilities                                           5,615        3,686        2,894
                                                        ---------    ---------    ---------
Total liabilities                                          39,288       45,911       33,284

Commitments and contingencies

Invested capital:
  Invested capital including notes payable of
    $132,000 to Existing Stockholder in 1998,
    1997 and 1996                                         145,365      159,523      154,832
  Currency translation adjustment                          (1,172)        (935)        (842)
  Minimum pension liability adjustment                     (1,603)        (299)        (367)
                                                        ---------    ---------    ---------
Total invested capital                                    142,590      158,289      153,623
                                                        ---------    ---------    ---------
                                                        $ 181,878    $ 204,200    $ 186,907
                                                        =========    =========    =========



See accompanying notes.

                                 The Ertl Group

                        Combined Statements of Operations


                                                   Year ended September 30
                                                  1998         1997         1996
                                               ---------    ---------    ---------
                                                         (In thousands)
Net sales                                      $ 175,742    $ 194,911    $ 194,792
Cost of sales                                    110,057      117,896      125,917
                                               ---------    ---------    ---------
Gross profit                                      65,685       77,015       68,875

Advertising and merchandising                      9,967        9,112       22,287
Royalties and research and development costs      14,145       14,491       15,191
Selling, administration and distribution          32,109       34,856       30,632
Management fees                                    3,126           --           --
Restructuring and other related costs              8,870           --           --
                                               ---------    ---------    ---------
Operating income (loss)                           (2,532)      18,556          765

Interest expense to Existing Stockholder           8,580        8,896       10,380
Interest income                                     (340)        (158)        (189)
Gain on sale of investment                        (5,973)          --           --
                                               ---------    ---------    ---------
Income (loss) before income taxes                 (4,799)       9,818       (9,426)

Provision (benefit) for income taxes              (3,042)       3,297       (3,683)
                                               ---------    ---------    ---------
Net income (loss)                              $  (1,757)   $   6,521    $  (5,743)
                                               =========    =========    =========



See accompanying notes.

                                 The Ertl Group

               Combined Statements of Changes in Invested Capital






                                                           Minimum
                                              Currency     Pension        Total
                                  Invested   Translation  Liability     Invested
                                  Capital    Adjustment   Adjustment     Capital
                                 ---------   ----------   ----------    ---------
Balance at October 1, 1995       $ 159,595    $    (635)   $    (525)   $ 158,435
  Net loss                          (5,743)          --           --       (5,743)
  Net transactions with parent         980           --           --          980
  Translation adjustments               --         (207)          --         (207)
  Minimum pension liability
    adjustments                         --           --          158          158
                                 ---------    ---------    ---------    ---------
Balance at September 30, 1996      154,832         (842)        (367)     153,623
  Net loss                           6,521           --           --        6,521
  Net transactions with parent      (1,830)          --           --       (1,830)
  Translation adjustments               --          (93)          --          (93)
  Minimum pension liability
    adjustments                         --           --           68           68
                                 ---------    ---------    ---------    ---------
Balance at September 30, 1997      159,523         (935)        (299)     158,289
  Net loss                          (1,757)          --           --       (1,757)
  Net transactions with parent     (12,401)          --           --      (12,401)
  Translation adjustments               --         (237)          --         (237)
  Minimum pension liability
    adjustment                          --           --       (1,304)      (1,304)
                                 ---------    ---------    ---------    ---------
Balance at September 30, 1998    $ 145,365    $  (1,172)   $  (1,603)   $ 142,590
                                 =========    =========    =========    =========


See accompanying notes.

                                 The Ertl Group
                        Combined Statements of Cash Flows

                                                                 Year ended September 30
                                                           1998            1997            1996
                                                        ------------    ------------    ------------
                                                                       (In thousands)
Operating activities
Net income (loss)                                       $     (1,757)   $      6,521    $     (5,743)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                               13,395          12,705          10,936
  Provision for deferred income taxes                         (3,323)            654           3,087
  Restructure charge relating to impairment of
    fixed assets                                               2,630              --              --
  Loss (gain) on disposals of property, plant and
    equipment                                                    (67)             38             (31)
  Gain on sale of investment                                  (5,973)             --              --
  Changes in operating assets and liabilities
    excluding the effects of acquisition:
    Decrease in trade receivables                              6,906             659           3,990
    (Increase) decrease in inventories                         7,084         (11,175)         (2,219)
    (Increase) decrease in other assets                          715            (420)          1,422
    Increase (decrease) in trade accounts payable               (852)          3,183          (1,335)
    Increase (decrease) in accrued expenses and
      other liabilities                                       (6,706)          8,808          (2,191)
    Increase (decrease) in other liabilities                     625            (648)           (477)
                                                        ------------    ------------    ------------
Net cash provided by operating activities                     12,677          20,325           7,439

Investing activities
Purchases of property, plant and equipment                    (9,067)         (8,071)         (8,730)
Proceeds from sale of property, plant and
  equipment                                                      989             146             139
Proceeds from sale of investment                               5,973              --              --
Acquisition of company, net of cash received                     230          (8,984)             --
                                                        ------------    ------------    ------------
Net cash used in investing activities                         (1,875)        (16,909)         (8,591)

Financing activities
Net invested capital transactions with parent                (12,401)         (1,830)            980
                                                        ------------    ------------    ------------
Net cash provided by (used in) financing activities          (12,401)         (1,830)            980

Effect of exchange rate changes on cash                         (237)            (93)           (207)
                                                        ------------    ------------    ------------
Net increase (decrease) in cash                               (1,836)          1,493            (379)

Cash at beginning of year                                      2,407             914           1,293
                                                        ------------    ------------    ------------
Cash at end of year                                     $        571    $      2,407    $        914

Supplemental disclosures
  Cash paid during period for:
  Interest                                              $      8,580    $      8,896    $     10,380

See accompanying notes.

                                 The Ertl Group

                     Notes to Combined Financial Statements
                             (Dollars in thousands)


1. BASIS OF PRESENTATION

The accompanying combined financial statements of The Ertl Group include all of the operations, assets and liabilities of The Ertl Company, Inc., Ertl (Hong
Kong) Ltd., Ertl Europe, Ltd., Britains Petite Limited (acquired in April 1997, see Note 6), Ertl de Mexico, S.A. de C.V., Ertl Italia S.r.l. (inactive), and Ertl Canada, collectively referred to herein as the "Company". At September 30, 1998, these entities are all indirect, wholly-owned subsidiaries of U.S. Industries, Inc. (USI). All significant intercompany accounts and transactions of combined companies have been eliminated.

The Company manufactures agricultural toys, miniature die-cast metal toys, custom imprint collectibles, model kits and, prior to fiscal 1997, promotional toys. The Company distributes its products worldwide through wholly-owned distribution facilities and a network of distributors.

2. ACCOUNTING POLICIES

FISCAL YEAR

The Company's fiscal year ends on the Saturday nearest to September 30. The fiscal years ended in 1998, 1997 and 1996 are 53, 52 and 52-week periods, respectively. Fiscal years are presented as of September 30 for convenience of reference.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

AFFILIATED TRANSACTIONS

The Company utilizes the Existing Stockholder's centralized cash management system. Cash amounts in the combined balance sheets represent domestic checks outstanding and deposits in transit at year end, and balances of the Company's foreign operations. Cash requirements for the Company's domestic operations are satisfied by transfer of funds between the Existing Stockholder and the Company and are reported as "Invested Capital" in the combined balance sheets.

Invested capital includes notes payable to Existing Stockholder of $132,000 at September 30, 1998, 1997 and 1996 comprised of two unsecured promissory notes that bear interest at 6.5% in 1998, 6.5% in 1997 and 7.5% in 1996. Principal is due September, 2005 with interest payable each September through September 2005. Interest expense to the Existing Stockholder for fiscal 1998, 1997 and 1996 was $8,580, $8,896 and $10,380, respectively.

The 1998 financial statements reflect management fees in the amount of $3,126, that were paid by the Company to USI. Management fees were not paid by the Company to USI in 1997 and 1996. Certain administrative services have been provided by USI to the Company.

TRADE, RECEIVABLES AND CONCENTRATIONS OF CREDIT RISK

The Company operates in the United States and, to a lesser extent, in Europe, South America, Canada and Asia. While generally concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and their geographic dispersion, certain major customers (see Note 13) may at times have outstanding balances that are material. The Company performs initial and periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have consistently been within management's expectations.

INVENTORIES

Inventories, net of allowances for excess quantities and obsolescence, are stated at the lower of cost or market using the first-in, first-out ("FIFO") method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less allowances for depreciation. For financial reporting purposes, depreciation is computed using the straight-line method over estimated useful lives of 10 to 40 years for buildings, 3 to 13 years for machinery and equipment, and 5 to 10 years (not to exceed the lease term) for leasehold improvements. Tools, dies and molds are amortized using the straight-line method over three years or the expected marketable life of the related product, whichever is shorter. The Company uses accelerated methods in computing depreciation for income tax purposes.

GOODWILL

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The carrying value of goodwill is reviewed periodically to determine whether any impairment has occurred. The fair value methodology is used by the Company to ascertain the recoverability of the carrying value when there are indications of impairment. To the extent that such fair value is below the carrying value of the related goodwill, the Company first writes off the goodwill and then other long-lived assets to the extent such differential exists. Based upon management's analysis of current performance and circumstances, no impairment of goodwill was determined to exist and, accordingly, no measurement was required.

The fair value methodology is applied to determine the recoverable value for each business of the Company on a stand-alone basis using ranges of fair values obtained from independent appraisers. In developing these ranges, the independent appraisers consider (a) publicly available information, (b) financial projections of each business, (c) the future prospects of each business as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies in each industry, (e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Company also evaluates solicited and unsolicited bids for the businesses of the Company.

Goodwill is amortized using the straight-line method over forty years. Accumulated amortization aggregated $16,743, $15,137 and $13,596 at September 30, 1998. 1997 and 1996, respectively. Amortization of goodwill amounted to $1,606, $1,541 and $1,487 for fiscal 1998, 1997 and 1996, respectively.

REVENUE RECOGNITION

Revenue is recognized upon shipment of product to the customer. Terms of sale are F.O.B. shipping point with title passing when the product is turned over to the transportation provider. The Company's sales are somewhat seasonal, with approximately 40% of sales occurring in the months of August, September and October. The remaining 60% of sales are distributed relatively evenly over the remaining nine months of the year.

FOREIGN CURRENCY TRANSLATION

The Company's functional currency is the U.S. dollar, however, it conducts business in foreign countries and, as a result, has assets, liabilities and transactions in various functional currencies. Assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect at the balance sheet dates, while revenue, expenses and cash flows are translated at average exchange rates for the reporting period. Translation gains and losses are reported as a separate component of invested capital in the combined balance sheets.

RESEARCH AND DEVELOPMENT COSTS

Research mid development costs are expensed as incurred and aggregated approximately $6,600, $6,300 and $6,300 for fiscal 1998, 1997 and 1996, respectively.

INCOME TAXES

The Company files a consolidated income tax return with USI. All income taxes allocated to the Company have been computed on a separate return basis.

The Company follows the liability method of accounting for income taxes, under which deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was approximately $10,000, $9,100 and $22,300 in fiscal 1998, 1997 and 1996, respectively. In fiscal 1997, the Company entered into a barter agreement for certain promotional toy inventory whereby it received $1,500 of future advertising credits. The credits were recorded as an asset to be charged to expense as the advertising is used. Advertising credits in the amount of $1,168 remained unused at September 30, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash, receivables, and trade accounts payable. Management believes the fair value of each of the financial instruments approximate their carrying value as of each balance sheet date.

3. TRADE RECEIVABLES, NET

                                                                                              September 30
                                                                                 1998            1997            1996
                                                                              ------------    ------------    ------------
Trade receivables                                                             $     50,078    $     60,853    $     59,403
Less allowances for:
  Doubtful accounts                                                                 (1,727)         (2,737)         (1,695)
  Returns, discounts and other reserves                                             (5,313)         (8,172)         (9,716)
                                                                              ------------    ------------    ------------
                                                                              $     43,038    $     49,944    $     47,992
                                                                              ============    ============    ============


4. INVENTORIES, NET

                                                                                              September 30
                                                                                  1998            1997            1996
                                                                              ------------    ------------    ------------
Raw material                                                                  $      3,017    $      5,387    $      5,469
Work-in-process                                                                      2,486           3,098           2,647
Finished goods                                                                      55,008          56,234          44,909
Less obsolescence and other reserves                                               (10,343)         (7,467)         (6,948)
                                                                              ------------    ------------    ------------
                                                                              $     50,168    $     57,252    $     46,077
                                                                              ============    ============    ============


5. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                                              September 30
                                                                                  1998            1997            1996
                                                                              ------------    ------------    ------------
Land                                                                          $        726    $        726    $        726
Buildings and improvements                                                          12,489          12,230          12,176
Machinery and equipment                                                             28,950          37,204          31,674
                                                                              ------------    ------------    ------------
                                                                                    42,165          50,160          44,576
Less allowances for depreciation                                                   (24,950)        (27,410)        (20,120)
                                                                              ------------    ------------    ------------
                                                                                    17,215          22,750          24,456
Tools, dies and molds, less accumulated
  amortization of $77,582 in 1998, $83,588 in
  1997 and $61,511 in 1996                                                          12,656          13,395          13,433
                                                                              ------------    ------------    ------------
                                                                              $     29,871    $     36,145    $     37,889
                                                                              ============    ============    ============

Depreciation and amortization expense for fiscal 1998, 1997 and 1996 was $11,789, $11,164 and $9,449, respectively. Amortization expense for tools, dies and molds included in depreciation and amortization expense noted above for the same periods was $7,544, $7,597 and $6,655, respectively.

6. ACQUISITION

In April 1997, Britains Petite Limited ("Britains") was acquired for cash in the amount of $8,984. Britains, located in Nottingham, England, is a manufacturer of military soldier collectibles, metal and plastic models of agricultural vehicles, figures, animals, buildings and accessories and preschool plastic toys. The transaction has been accounted for as a purchase and the operating results of Britains from the date of purchase have been included in the statement of operations. Goodwill arising from the acquisition totaled approximately $5,000.

7. BENEFIT PLANS

DOMESTIC CONTRIBUTION PLAN

A majority of domestic nonunion employees are eligible to make contributions to the Company's 401(k) retirement savings plan. The Company matches 50% of the first 6% of wages which an employee contributes to a maximum of $5. Expense related to the 401(k) plans was $270 in 1998, $159 in 1997 and $235 in 1996.

DOMESTIC BENEFIT PLANS

The Company has two primary noncontributory defined benefit pension plans sponsored by USI covering substantially all of its United States employees. Pension benefits under the plan covering nonunion employees are based primarily on salary and years of service. Benefits under the plan covering union employees are based on a stated amount for specified years of service as negotiated in the respective collective bargaining agreements. The Company's funding policy is to make contributions in amounts actuarially determined by an independent consulting actuary to fund the benefits to be provided. For fiscal 1998, the salaried plan is now part of the USI Group Plan and information regarding the components of net periodic cost and the funded status of the plan with respect solely to the Company's employees is not available. Net periodic pension costs recorded for the salaried plan in 1998 totaled $21.

Net periodic cost of the defined benefit pension plans included the following components:


                                                                  Hourly Plan                  Salaried Plan
                                                        -----------------------------    ---------------------------
                                                         1998       1997       1996      1998      1997       1996
                                                        -------    -------    -------    ------   -------    -------
Defined benefit plans:
  Benefits earned during
    the year (service cost)                             $   244    $   260    $   223    N/A      $   492    $   442
  Interest cost on
    projected benefit
    obligation                                              443        436        406    N/A          408        426
  Actual return on plan
    assets                                                  193     (1,174)      (495)   N/A       (1,091)      (441)
  Net amortization and
    deferral                                               (572)       937        292    N/A          783        216
  Cost due to curtailment                                   770         --         --        --        --         --
                                                        -------    -------    -------    ------   -------    -------
Net periodic pension
  costs                                                 $ 1,078    $   459    $   426    $   21   $   592    $   643
                                                        =======    =======    =======    ======   =======    =======

The funded status and amounts recognized in the combined balance sheets for the Company's defined benefit pension plans are as follows:


                                             Hourly Plan                            Salaried Plan
                             -------------------------------------------     -------------------------------------
                                                                 September 30
                                 1998             1997           1996        1998         1997            1996
                             ------------    ------------    -----------     ----     -----------     ------------
Actuarial present value of
  benefit obligations:
  Vested benefit
    obligation               $     (7,586)   $     (5,806)   $     (5,136)   N/A      $     (4,445)   $     (3,916)
Nonvested benefit
    obligation                       (563)           (655)           (195)   N/A              (385)           (229)
                             ------------    ------------    ------------    -----    ------------    ------------
Accumulated benefit
  obligation                 $     (8,149)   $     (6,461)   $     (5,331)   N/A      $     (4,830)   $     (4,145)
                             ============    ============    ============    =====    ============    ============

Projected benefit
  obligation                 $     (8,149)   $     (6,461)   $     (5,331)   N/A      $     (6,338)   $     (5,664)
Plan assets at fair value           6,202           5,943           3,978    N/A             5,298           3,832
                             ------------    ------------    ------------    -----    ------------    ------------
Projected benefit
  obligation in excess of
  plan assets                      (1,947)           (518)         (1,353)   N/A            (1,040)         (1,832)

Add (deduct):
  Unrecognized prior
    service costs                     282           1,240           1,353    N/A               511             553
  Unrecognized net loss             2,467             461             565    N/A                (4)            737
  Adjustment required to
    recognize minimum
    liability                      (2,749)         (1,701)         (1,918)   N/A                --              --
                             ------------    ------------    ------------    -----    ------------    ------------
Accrued pension cost
  included in other long-
    term liabilities         $     (1,947)   $       (518)   $     (1,353)   $(495)   $       (533)   $       (542)
                             ============    ============    ============    =====    ============    ============


Assumptions used in the accounting for the defined benefit plans were as follows:


                                             Hourly Plan                            Salaried Plan
                                 ------------------------------------     -----------------------------------
                                                                 September 30
                                    1998         1997        1996            1998        1997        1996
                                 ------------ ----------- -----------     ----------- ----------- -----------
Weighted average
  discount rates                     6.75%        7.50%       7.75%          6.75%        7.50%       7.75%
Rates of increase in
  compensation levels                4.50         4.50        4.50           4.50         4.50        4.50
Expected long-term rate
  of return on assets                9.00         9.00        9.00           9.00         9.00        9.00


The assets of the defined benefit plans are primarily invested in listed stocks and bonds, including equity securities of USI which, at market value, comprised 2.0% at September 30, 1998, 2.7% at September 30, 1997 and less than 1% at September 30, 1996 of the plans' assets.

FOREIGN BENEFIT ARRANGEMENTS

The Company's foreign entities sponsor defined contribution pension plans which allows for individual contributions and a company match dependent on the level of the employee's compensation or contribution level. The plans do contain vesting schedules. Charges to income for these plans were $250, $152 and $121 for fiscal 1998, 1997 and 1996, respectively.

8. INCOME TAXES

Components of provisions (benefits) for income taxes are as follows:

                                   1998            1997            1996
                              ------------    ------------    ------------
Current expense (benefits):
  United States               $        206    $      1,456    $     (8,029)
  Foreign                               62           1,133           1,457
  State                                 13              54            (198)
Deferred expense                    (3,323)            654           3,087
                              ------------    ------------    ------------
                              $     (3,042)   $      3,297    $     (3,683)
                              ============    ============    ============


The Company's provisions (benefits) for income taxes differ from the amount computed by applying the statutory federal income tax rate as follows:

                                                          1998            1997            1996
                                                      ------------    ------------    ------------

Federal income taxes (benefits) at the statutory
  tax rate                                            $     (1,632)   $      3,338    $     (3,204)
State income taxes (benefits), net of federal taxes              9              35            (131)
Provisions for nondeductible expense, primarily
  goodwill amortization                                        586             577             514
Foreign income tax rate differential                            15            (653)           (754)
Gain on sale of stock, exempt from foreign taxes            (2,031)             --              --
Other                                                           11              --            (108)
                                                      ============    ============    ============
                                                      $     (3,042)   $      3,297    $     (3,683)
                                                      ============    ============    ============

Components of the net deferred income tax assets (liabilities) are as follows:


                                                                     September 30
                                                           -----------------------------
                                                             1998       1997       1996
                                                           -------    -------    -------

Deferred income tax assets:
  Inventory reserves                                       $ 2,748    $ 2,802    $ 3,824
  Accruals and allowances                                    1,705      1,034        921
  Restructuring accruals                                     2,805         --         --
  Other, primarily pension                                     926        244        146
Deferred income tax liabilities:
  Excess of book over tax basis in property,
    plant and equipment                                     (4,956)    (4,197)    (4,353)
  Other                                                       (148)      (126)      (127)
                                                           -------    -------    -------
Net deferred income tax assets (liabilities)               $ 3,080    $  (243)   $   411
                                                           =======    =======    =======

Current portion                                            $ 6,283    $ 3,954    $ 4,764
Long-term portion                                           (3,203)    (4,197)    (4,353)
                                                           -------    -------    -------
                                                           $ 3,080    $  (243)   $   411
                                                           =======    =======    =======


9. LEASE COMMITMENTS

The Company, as a normal course of business, leases facilities and equipment under noncancelable operating leases with terms up to 10 years. Most leases contain escalation and renewal clauses and require the Company to pay real estate taxes and utility charges. Future minimum lease commitments to be paid under noncancelable leases in effect at September 30, 1998, are as follows:

                                                                                               1998
                                                                                          ---------------
   Year ending September 30:
     1999                                                                                      $4,507
     2000                                                                                       2,942
     2001                                                                                       1,328
     2002                                                                                         701
     2003                                                                                         666
     Thereafter                                                                                   558
                                                                                              -------
                                                                                              $10,702
                                                                                              =======


Aggregate rental expenses for operating leases were $6,290, $6,242 and $6,788 for fiscal 1998, 1997 and 1996, respectively.

10. SALE OF INVESTMENT

The Company held a 10% interest in Zindart Holdings Limited (Zindart), a foreign supplier to the Company, the carrying value ($334) of which was fully reserved prior to fiscal 1996 as a result of uncertainty regarding its ultimate realization. The Company recognized earnings of this affiliate only when received in the form of cash dividends. Cash dividends received were not material in any of the years presented.

During March 1998, the Company's investment in Zindart was sold resulting in a gain of approximately $5,973.

11. RESTRUCTURING CHARGES

During June 1998, the Company announced a restructuring plan to improve its efficiency and enhance its competitiveness. The restructuring plan would close certain facilities and out-source to third parties all manufacturing operations currently being conducted in the United States, Mexico and the United Kingdom with the exception of plastic toys and model kits manufactured in Mexico. Management anticipates a reduction in the work force of approximately 500 employees.

The principal components of the restructuring and other related costs charged to expense during fiscal 1998 are as follows:


     Severance, out placement services and related costs                                       $3,318
     Lease obligations related to closing facilities in Mexico and the
         United Kingdom                                                                         1,884
     Pension curtailment                                                                          770
                                                                                               ------
     Total cash charges                                                                         5,972
     Noncash charges - impairment of manufacturing equipment,
         tooling and inventory                                                                  2,898
                                                                                               ------
     Total restructuring charges                                                               $8,870
                                                                                               ======


Cash charges paid during fiscal 1998 approximated $582 and are primarily related to the severance of employees. The remaining severance costs are expected to be paid in fiscal 1999, while the lease obligations and pension curtailment accruals are expected to be principally paid in years subsequent to 1999.

12. COMMITMENTS AND CONTINGENCIES

GUARANTEED ROYALTIES

The Company markets its products under a variety of trademarks, some of which are not owned and for which the Company pays a royalty. For fiscal 1998, 1997 and 1996, the Company incurred approximately $7,500, $8,200 and $8,900, in royalty expense, respectively.

License agreements for certain trademarks require minimum royalty payments over the term of the license. At September 30, 1998, the Company was committed to pay future minimum royalties of $9,699.

LITIGATION

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, future results of operations or liquidity.

13. SEGMENT REPORTING AND INDUSTRY CONCENTRATION

The Company operates primarily in one business segment which includes the manufacture and marketing of toys, hobby and collectible products, Credit is granted to customers generally on an unsecured basis and in many cases for extended payment terms which result in a substantial portion of trade receivables being collected during the months of December and January. In the United States, product is distributed directly to large retailers, including discount and free-standing toy stores, chain stores, department stores, other retail stores and hobby distributors. In addition, sales are made through distributors or agents in Japan, Australia, Mexico, Central and South America. Internationally, the Company sells its products directly to customers in Canada and the United Kingdom, and also through distributors on the European continent. Export sales from the United States are not significant.

An agricultural equipment manufacturer and a discount department store chain, are major customers of the Company who each have accounted for approximately 10% or more of its sales during the various periods reported herein. For fiscal 1998, 1997 and 1996, the agricultural equipment manufacturer accounted for 14%, 13% and 12%, respectively; and the discount department store chain accounted for 10%, 10% and 11%, respectively, of the Company's sales. At September 30, 1998, 1997 and 1996, the agricultural equipment manufacturer's accounts receivable was approximately 12%, 13% and 12%, respectively; and the discount department store chain's accounts receivable was approximately 10%, 9% and 6%, respectively, of total trade receivables.

Information by geographic area is set forth in the tables below. Operating profit (loss) represents income (loss) before income taxes and interest expense. Sales between geographic areas are based upon transfer prices which include manufacturing cost and profit.


                                                                                                        September 30
                                                                                            -----------------------------------
                                                                                               1998         1997         1996
                                                                                            ---------    ---------    ---------
Net sales:
  United States                                                                             $ 149,575    $ 167,284    $ 175,349
  Foreign                                                                                      51,587       54,501       41,940
                                                                                            ---------    ---------    ---------
                                                                                              201,162      221,785      217,289
  Sales and transfers between geographic areas                                                (25,420)     (26,874)     (22,497)
                                                                                            ---------    ---------    ---------
Combined total                                                                              $ 175,742    $ 194,911    $ 194,792
                                                                                            =========    =========    =========

Operating income (loss):
  United States                                                                             $  (2,476)   $  13,388    $  (6,121)
  Foreign                                                                                         (56)       5,168        6,886
                                                                                            ---------    ---------    ---------
Combined total                                                                              $  (2,532)   $  18,556          765
                                                                                            =========    =========    =========

Identifiable assets:
  United States                                                                             $ 140,729    $ 142,664    $ 151,018
  Foreign                                                                                      41,149       61,536       35,889
                                                                                            ---------    ---------    ---------
Combined total                                                                              $ 181,878    $ 204,200    $ 186,907
                                                                                            =========    =========    =========

14. MOVING COSTS

In October 1995, the Company announced that its model kit and certain of its collectible manufacturing line would be moved from Dyersville, Iowa to Mexico. During fiscal 1996, this move was completed. Beginning in September 1997, the agricultural toy products line was also moved to Mexico. The costs incurred for these moves totaled approximately $126, $327 and $1,200 during fiscal 1998, 1997 and 1996, respectively, and have been accounted for as moving costs and expensed.

15. YEAR 2000 ISSUE (UNAUDITED)

The Company has developed a plan to modify its information technology to be ready for the Year 2000 and has begun converting its critical data processing systems. The Company currently expects the project to be substantially completed by early 1999 and does not expect the cost to modify systems used in the normal course of business to be significant. While additional testing will be conducted on its systems through the Year 1999, the Company does not expect this project to have a significant affect on operating activities.

To mitigate the affect of outside influences and other dependencies relative to the Year 2000, the Company's plan includes procedures to contact significant customers, suppliers and other third parties whose success in addressing their own Year 2000 issue will impact the Company's initiative. To the extent these third parties would be unable to transact business in the Year 2000 and thereafter, it could adversely affect the Company's operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements of RACING CHAMPIONS CORPORATION ("Racing Champions") gives effect to the acquisition of THE ERTL COMPANY, INC. and certain of its affiliates ("Ertl"). The unaudited pro forma combined financial statements are filed by way of an amendment to Racing Champions' Current Report on Form 8-K filed on April 28, 1999, which describes the acquisition of Ertl.

The unaudited pro forma combined balance sheet as of March 31, 1999, and the pro forma combined statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 have been prepared to illustrate the effect of the acquisition. The acquisition is being accounted for as a purchase and the transaction is treated as if it had occurred on March 31, 1999, in the pro forma balance sheet and as of January 1, 1998, for the pro forma statement of operations for the year ended December 31, 1998 and as of January 1, 1999 for the three months ended March 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1998, reflects the audited historical statement of operations of Racing Champions and the unaudited historical statement of operations of Ertl for the year then ended. The unaudited pro forma combined balance sheet as of March 31, 1999, and the statement of operations for the three months ended March 31, 1999, reflect the unaudited historical balance sheets and statements of operations of Racing Champions and Ertl, respectively. Ertl's historical financial statements are based on a September 30 year-end and have been restated herein for pro forma purposes to conform with Racing Champions' December 31 year-end financial statements.

The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations of Racing Champions that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the combined financial position of Racing Champions at any future date or the combined results of operations of Racing Champions for any future period. Furthermore, no effect has been given in the pro forma combined statements of operations for synergies or cost savings, if any, that may be realized through the combination of Racing Champions and Ertl. The unaudited pro forma combined financial statements reflect the acquisition using the purchase method of accounting. The acquired assets and liabilities are stated at values representing a preliminary allocation of the purchase price based upon the estimated fair market values at the date of acquisition. The final purchase accounting allocations will be determined based on the final appraised values and other determinations, which could differ from the estimates used herein.

The following unaudited pro forma combined financial statements and accompanying notes are qualified in their entirety by reference to, and should be read in conjunction with Racing Champions' Management's Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K for the year ended December 31, 1998, as amended, and in its Quarterly Report on Form 10-Q for the period ended March 31, 1999, and the audited financial statements of Ertl, which are also included within this amendment.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                HISTORICAL                                       TOTAL
                                                 RACING        HISTORICAL      PRO FORMA       PRO FORMA
                                                CHAMPIONS       ERTL (1)     ADJUSTMENTS (2)   COMBINED
                                                ---------       --------     ---------------   --------

Net sales                                    $   156,464    $   172,711     $       -       $  329,175
Cost of sales                                     70,850        108,704         2,461  (3)     182,015
                                          ------------------------------------------------------------------
Gross Profit                                      85,614         64,007        (2,461)         147,160
Selling, general and administrative
expenses                                          54,302         57,713        (2,881) (4)     109,134
Merger-related costs                               5,526              -             -            5,526
Amortization of intangible assets                  2,663          1,613          (522) (5)       3,754
Restructuring and other related costs                  -          8,870             -            8,870
                                          ------------------------------------------------------------------
Operating income (loss)                           23,123         (4,189)          942           19,876
Interest expense/(income)                          2,751           (297)        7,027  (6)       9,481
Intercompany interest expense                          -          8,582        (8,582) (6)           -
Other expense/(income)                               400           (167)            -              233
Gain on sale of investment                             -         (5,973)            -           (5,973)
                                          ------------------------------------------------------------------
Income (loss) before income taxes                 19,972         (6,334)        2,497           16,135
Income tax expense/(benefit)                       8,231         (2,421)        1,453  (7)       7,263
                                          ------------------------------------------------------------------
Net income (loss) from continuing
operations before extraordinary item              11,741         (3,913)        1,044           8,872
Extraordinary charge for early
extinguishment of debt, net of tax
benefit of $1,188                                  1,782              -             -           1,782
                                          ------------------------------------------------------------------
Net income (loss)                            $     9,959    $    (3,913)    $   1,044      $    7,090
                                          ==================================================================

Net income per share from continuing operations before extraordinary item:
     Basic                                          0.73                                          0.55
     Diluted                                        0.71                                          0.54
Net income per share from extraordinary item:
     Basic                                          0.11                                          0.11
     Diluted                                        0.11                                          0.11
Net income per share:
     Basic                                          0.62                                          0.44
     Diluted                                        0.61                                          0.43
Weighted average shares outstanding
     Basic                                        15,982                                        15,982
     Diluted                                      16,426                                        16,426


1. Ertl's historical fiscal year-end was based on a 52/53 week year, ending effectively September 30. As such, for purposes of filing Ertl's historical results on a basis consistent with Racing Champions' fiscal year-end and due to the seasonality of the fiscal year, Ertl's unaudited 1998 statement of operations was derived by adding Ertl's unaudited operating results for the period from October 1, 1998 through December 31, 1998 to the audited amounts for the fiscal year ended September 30, 1998, and then by deducting the unaudited operating results for the period from October 1, 1997 through December 31, 1997.
2. The Company has accounted for the Ertl acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the Ertl acquisition. The payment of the purchase price and related fees was financed by Racing Champions' Credit Facility (as defined). The purchase price was allocated to the net assets of Ertl based on their relative fair value, as follows (in thousands):

         Total purchase price, including expenses             $ 96,538
         Current assets                                         59,225
         Property, plant and equipment                          25,518
         Other long-term assets                                  1,719
         Liabilities assumed                                   (33,573)
                                                             ---------
         Excess purchase price over net assets acquired       $ 43,649

     Such allocations of purchase price are subject to final determination based on valuations and other determinations that will be completed after the closing. Management believes that there may be material changes to the allocation of the purchase price.

3. Provides for the pro forma increase in cost of sales expense based upon the inventory step-up allocated to acquired inventory with an assumed inventory turn of two times per year. Also, provides for the pro forma increase in depreciation expense based upon depreciating the purchase price allocated to tooling of $ 3.5 million over 8 years and the write-down of machinery and equipment of $2.7 million depreciated over 7 years.
4. Represents the pro forma elimination of certain management fees allocated to Ertl by previous parent in excess of the actual expenses incurred for pension administration, tax compliance, bank fees, risk management, and treasury functions.
5. Provides for the pro forma increase in amortization expense based upon amortizing the excess purchase price over net assets acquired of $43.6 million over 40 years less the elimination of goodwill amortization previously recorded by Ertl.
6. Represents the incremental interest expense for the year, under borrowings incurred as part of the purchase transaction. Total proceeds under borrowings from the new credit facility were $139.3 with an average interest of 6.5%. Approximately $33.0 million of the borrowing proceeds were used by Racing Champions to repay certain previously outstanding borrowings at an average interest rate of 6.5%. Also includes the elimination of interest expense incurred by Ertl from intercompany debt.
7. To record provision for income taxes on the changes as a result of the pro forma adjustments, not including the amortization expense of the excess purchase price over net assets acquired resulting from the Ertl transaction which is considered non-deductible for tax reporting purposes.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 1999
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             HISTORICAL                                       TOTAL
                                              RACING        HISTORICAL      PRO FORMA       PRO FORMA
                                             CHAMPIONS       ERTL (1)     ADJUSTMENTS (2)   COMBINED
                                             ---------       --------     ---------------   --------

Net sales                                  $   35,272     $   30,946     $       -         $ 66,218
Cost of sales                                  16,618         20,278         1,215  (3)      38,111
                                         ----------------------------------------------------------------
Gross Profit                                   18,654         10,668        (1,215)          28,107
Selling, general and administrative
expenses                                       12,690         13,376             -           26,066
Merger-related costs                                -              -             -                -
Amortization of intangible assets                 713            402          (130) (4)         985
                                         ----------------------------------------------------------------
Operating income (loss)                         5,251         (3,110)       (1,085)           1,056
Interest expense/(income)                         564            (40)        1,699  (5)       2,223
Intercompany interest expense                       -          2,145        (2,145) (5)           -
Other expense                                      60             22             -               82
                                         ----------------------------------------------------------------
Income (loss) before income taxes               4,627         (5,237)         (639)          (1,249)
Income tax expense/(benefit)                    1,874             15        (2,270)(6)         (381)
                                         ----------------------------------------------------------------
Net income (loss)                          $    2,753     $   (5,252)    $   1,631         $   (868)
                                         ================================================================

Net income (loss) per share:
     Basic                                       0.17                                         (0.05)
     Diluted(7)                                  0.17
Weighted average shares outstanding
     Basic                                     16,081                                        16,081
     Diluted                                   16,557



1. Represents Ertl's unaudited operating results for the period from January 1, 1999 through March 31, 1999.
2. The Company has accounted for the Ertl acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the Ertl acquisition. The payment of the purchase price and related fees was financed by Racing Champions' Credit Facility (as defined). The purchase price was allocated to the net assets of Ertl based on their relative fair value, as follows (in thousands):

         Total purchase price, including expenses             $ 96,538
         Current assets                                         59,225
         Property, plant and equipment                          25,518
         Other long-term assets                                  1,719
         Liabilities assumed                                   (33,573)
                                                             ---------
         Excess purchase price over net assets acquired       $ 43,649

     Such allocations of purchase price are subject to final determination based on valuations and other determinations that will be completed after the closing. Management believes that there may be material changes to the allocation of the purchase price.
3. Provides for the pro forma increase in cost of sales expense based upon the inventory step-up allocated to acquired inventory with an assumed inventory turn of two times per year. Also, provides for the pro forma increase in depreciation expense based upon depreciating the purchase price allocated to tooling of $ 3.5 million over 8 years and the write-down of machinery and equipment of $2.7 million depreciated over 7 years.
4. Provides for the pro forma increase in amortization expense based upon amortizing the excess purchase price over net assets acquired of $43.6 million over 40 years less the elimination of goodwill amortization previously recorded by Ertl.
5. Represents the incremental interest expense from January 1, 1999 through March 31, 1999, under borrowings incurred as part of the purchase transaction. Total proceeds under borrowings from the new credit facility were $139.3 with an average interest of 6.5%. Approximately $33.0 million of the borrowing proceeds were used by Racing Champions to repay certain previously outstanding borrowings at an average interest rate of 6.5%. Also includes the elimination of interest expense incurred by Ertl from intercompany debt.
6. To record benefit for income taxes on the changes as a result of the pro forma adjustments, not including the amortization expense of the excess purchase price over net assets acquired resulting from the Ertl transaction which is considered non-deductible for tax reporting purposes. The income tax benefit recorded on Ertl's loss from operations has been recognized as a pro forma adjustment to reflect Racing Champions' ability to utilize such loss within a consolidated group for Federal income tax purposes.
7. Diluted net loss per share on a pro forma basis has not been presented as it would be antidilutive.

PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 1999
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                HISTORICAL                                       TOTAL
                                                 RACING        HISTORICAL      PRO FORMA       PRO FORMA
                                                CHAMPIONS       ERTL         ADJUSTMENTS (1)   COMBINED
                                                ---------       --------     ---------------   --------
ASSETS:
CURRENT ASSETS:
     Cash and cash equivalents                $    3,833     $      874     $   9,871  (2)  $   14,578
     Accounts receivable, net                     24,732         27,736             -           52,468
     Inventory                                    15,022         39,905        (5,910) (4)      49,017
     Other current assets                          7,010          3,948        (1,994) (6)       8,964
                                              -------------------------------------------------------------
               Total Current Assets               50,597         72,463         1,967          125,027
     Property and Equipment, Net                  13,726         25,789          (271) (5)      39,244
     Excess purchase price over net assets
     acquired, net                                99,067         45,107        (1,457) (3)     142,717
     Other assets                                    343          1,719           790  (2)(b)    2,852
                                              -------------------------------------------------------------

               Total Assets                   $  163,733     $  145,078     $   1,029       $  309,840
                                              =============================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
     Accounts payable and accrued expenses        22,194         19,332        11,497  (8)(2)   53,023
     Line of credit                               12,000              -       (12,000) (2)           -
     Current maturities of long term debt          4,500              -        (4,500) (2)           -
                                              -------------------------------------------------------------
               Total current liabilities          38,694         19,332        (5,003)          53,023
     Long-term debt, less current maturities      16,500              -       122,800  (2)     139,300
     Due to parent/affiliates                          -        102,226      (102,226) (6)           -
     Other liabilities                             3,019          6,018         2,960  (7)      11,997
                                              -------------------------------------------------------------
               Total liabilities                  58,213        127,576        18,531          204,320
Shareholders' Equity:                                                                                -
     Common stock                                    161          1,032        (1,032) (6)         161
     Warrants outstanding                          2,376              -             -            2,376
     Additional paid-in capital                   85,533         94,200       (94,200) (6)      85,533
     Other comprehensive loss                          -         (2,967)        2,967  (6)           -
     Retained earnings (accumulated deficit)      17,450        (74,763)       74,763  (6)      17,450
                                              -------------------------------------------------------------
     Total Equity                             $  105,520     $   17,502     $ (17,502)      $  105,520
                                              =============================================================
Total Liabilities and Stockholders' Equity    $  163,733     $  145,078     $   1,029       $  309,840
                                              =============================================================


1. The Company has accounted for the Ertl acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the Ertl acquisition. The payment of the purchase price and related fees was financed by Racing Champions' Credit Facility (as defined). The purchase price was allocated to the net assets of Ertl based on their relative fair value, as follows (in thousands):

         Total purchase price, including expenses              $ 96,538
         Current assets                                          59,225
         Property, plant and equipment                           25,518
         Other long-term assets                                   1,719
         Liabilities assumed                                    (33,573)
                                                               --------
         Excess purchase price over net assets acquired        $ 43,649

     Such allocations of purchase price are subject to final determination based on valuations and other determinations that will be completed after the closing. Management believes that there may be material changes to the allocation of the purchase price.
2. To record proceeds under borrowings from the new Credit Facility of $139.3 million. Proceeds from borrowings were used for purchase price of $94.6 million, $33.3 million to repay certain previously outstanding borrowings and accrued interest, $1.5 in deferred financing costs and approximately $9.9 million was remaining in cash.
3. To record the preliminary allocation of excess purchase price over net assets acquired of $43.6 million and the elimination of Ertl goodwill of $45.1 million previously recorded.
4. To record the inventory step-up allocated to acquired inventory of $2.4 million less inventory write-down of $8.3 representing the revaluation of certain excess inventory to net realizable value.




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

5. To pro forma adjustment to net property and equipment includes the increase in tooling of $ 3.5 million, the net write-down of machinery and equipment of $2.7 million and the net write-down of buildings and improvements of $1.1 million to reflect fair market values based upon preliminary valuations.
6. Represents the pro forma adjustments of certain assets and liabilities not assumed in the acquisition.
7. Represents the elimination of $0.5 million related to the salaried pension plan not assumed and the recording of $3.5 million representing the net liability of the assumed hourly pension plan based upon preliminary actuarial valuations.
8. Represents pro forma adjustments to reflect certain purchase accounting entries representing preliminary estimates of direct costs resulting from the transaction including: $2.8 million for severance, $3.7 million related to exit and shutdown costs, $3.8 related to accrue certain liabilities for legal, royalties and commission payments to conform with Racing Champions accounting policies and $2.2 for transaction and miscellaneous other expenses.























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




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Racing Champions Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  RACING CHAMPIONS CORPORATION
Date:  June 28, 1999
                                  BY    /s/ Robert E. Dods
                                    -------------------------------------------
                                        Robert E. Dods, Chief Executive Officer






























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